CDI Corp. Reports Fourth Quarter and Full Year 2011 Results

PHILADELPHIA, Feb. 28, 2012 /PRNewswire/ -- CDI Corp. (NYSE: CDI) (the "Company") today reported results for the fourth quarter and full year ended December 31, 2011.

Fourth Quarter and Full Year Highlights

  Revenue up 8.0% during the fourth quarter and 14.4% for the full year versus prior periods
  Fourth quarter and full year operating results and earnings per share improved versus prior periods
  Operating cash flow of $28 million for full year reflects an increase over prior year
  Implementation of fourth quarter strategic restructuring proceeding as planned

For the fourth quarter 2011, the Company reported revenue of $268.0 million, an increase of 8.0% versus the year ago quarter.

The Company reported a fourth quarter 2011 operating loss of $0.5 million compared to a $9.4 million operating loss in the prior year fourth quarter. The 2011 fourth quarter results include a restructuring charge of $8.1 million related to the Company's recently announced strategic plan. The 2010 fourth quarter operating loss includes previously disclosed goodwill impairment at AndersElite (Anders) of $8.3 million partially offset by $1.0 million of payroll tax credits under the Hiring Incentives to Restore Employment (HIRE) Act.

The Company reported a fourth quarter 2011 net loss of $0.7 million, or $0.03 per diluted share, versus a net loss of $14.9 million, or $0.78 per diluted share, in the prior year quarter. 2011 fourth quarter results include a $5.0 million after-tax charge for restructuring ($0.26 per diluted share) partially offset by a $0.2 million HIRE Act income tax credit ($0.01 per diluted share). The 2010 fourth quarter net loss includes a non-tax deductible goodwill impairment of $8.3 million ($0.44 per diluted share), a write off of deferred tax assets of $3.4 million ($0.18 per diluted share), a non-tax deductible write-off of the Kuwait joint venture of $1.0 million ($0.05 per diluted share), and an after-tax benefit from the HIRE Act payroll tax credit of $0.6 million ($0.03 per diluted share).

On December 8, 2011, CDI announced a strategic plan to enhance long-term growth. As part of the plan, the Company announced a restructuring charge to reduce costs and improve competitiveness. The $8.1 million pre-tax restructuring charge taken in the fourth quarter was in line with the estimate provided in the December news release. The strategic restructuring is proceeding as planned and the Company has fixed the remaining affected employee departure dates to occur by the end of the second quarter 2012.

"We were pleased with our strong performance in the fourth quarter, represented by double-digit revenue growth in three of our four business units. In particular, our continued focus on profitable growth, prudent cost reductions and solid execution resulted in a significant turnaround quarter for CDI in terms of operating results, EPS comparisons and increased cash flow," said CDI President and CEO Paulett Eberhart. "As a result of actions already taken to align our organization and business model with the Company's recently announced strategic growth plan, we begin 2012 with a more efficient operating platform to support future revenue and profit growth."

For the year ended December 31, 2011, the Company reported revenue of $1.060 billion, a 14.4% increase over $926.3 million reported in 2010. 2011 and 2010 results include revenue from the Company's Infrastructure vertical, which was acquired on June 28, 2010. Excluding Infrastructure vertical revenue in both years, revenue increased 12.5%.

Operating profit for the full year was $20.4 million versus an operating loss of $0.3 million in 2010. 2011 operating profit includes the $8.1 million restructuring charge and a benefit of $9.7 million related to a successful legal appeal in connection with the previously disclosed UK Office of Fair Trading (OFT) matter. Full year 2010 operating profit includes a goodwill impairment of $8.3 million, a benefit of $1.8 million related to the settlement of a previously disclosed U.S. Department of Justice (DOJ) matter, and $4.1 million in HIRE Act payroll tax credits.

Net income in 2011 increased to $14.8 million, or $0.77 per diluted share, versus a net loss of $10.9 million, or $0.57 per diluted share, in 2010. Net income in 2011 includes the after-tax restructuring charge of $5.0 million ($0.26 per diluted share), the non-taxable OFT appeal benefit of $9.7 million ($0.50 per diluted share), and a $0.9 million HIRE Act income tax credit ($0.05 per diluted share). Net income in 2010 includes a non-tax deductible goodwill impairment of $8.3 million ($0.44 per diluted share), a write-off of deferred tax assets of $3.4 million ($0.18 per diluted share), a $1.0 million non-tax deductible charge for the write-off of a joint venture ($0.05 per diluted share), as well as the following after-tax items: a $2.6 million benefit from the HIRE Act payroll tax credit ($0.14 per diluted share); and a benefit of $1.0 million related to the settlement of the DOJ matter ($0.05 per diluted share).

Business Segment Discussion

CDI Engineering Solutions (ES) reported a 17.7% increase in fourth quarter revenue to $152.5 million. The results were driven by increases in the Process & Industrial, Government Services, and Aerospace verticals and were partially offset by lower revenues in the Infrastructure vertical. Operating profit increased to $1.4 million versus $0.2 million in the prior-year quarter. ES operating profit in the fourth quarter of 2011 includes $5.8 million of the restructuring charge. Fourth quarter 2010 operating profit includes charges of $1.0 million for the write-off of a joint venture, and a $0.4 million HIRE Act payroll tax credit.

For the full year, ES reported a 20.4% increase in revenue to $582.6 million. Excluding Infrastructure results, revenue increased 17.0% versus the prior year. Full year operating profit increased 70.0% to $14.8 million driven primarily by revenue growth, increases in higher margin project business and a partial offset by $5.8 million in restructuring charges. 2010 results include the impact of $1.5 million in HIRE Act payroll tax credits and the benefit of the $1.8 million settlement of the DOJ matter.

CDI IT Solutions (ITS) fourth quarter revenue declined 10.1% to $80.6 million versus the year-ago period driven primarily by lower sales in large national accounts. ITS operating profit fell to $2.5 million versus $3.5 million in the prior-year fourth quarter. Fourth quarter 2011 operating profit includes $1.3 million of the restructuring charge. Fourth quarter 2010 operating profit includes a $0.6 million HIRE Act payroll tax credit.

For the full year 2011, ITS revenue rose 9.6% to $346.2 million driven by increases in sales to large national accounts. Full year operating profit increased 12.9% to $13.6 million driven by the revenue gain, partially offset by $1.3 million of the restructuring charge in 2011. Full year 2010 results include $2.2 million in HIRE Act payroll tax credits.

Management Recruiters International, Inc. (MRI) fourth quarter revenue increased 12.7% to $17.8 million driven primarily by increases in contract staffing revenue. MRI operating profit improved to $2.5 million versus $1.0 million in the prior-year quarter due primarily to operating expense improvements. Fourth quarter 2011 operating profit includes $0.5 million of the restructuring charge.

For the full year, MRI reported an 11.9% revenue increase to $68.6 million driven primarily by growth in contract staffing services. Operating profit increased 40.5% to $8.6 million driven primarily by revenue growth and operating expense improvements partially offset by the $0.5 million restructuring charge.

UK-based AndersElite (Anders) fourth quarter revenue grew 31.5% reflecting increases in permanent placement and contract staffing. Anders fourth quarter operating loss of $0.3 million improved versus a year-ago fourth quarter operating loss of $10.7 million. Fourth quarter 2011 operating results include $0.2 million of the restructuring charge. Anders fourth quarter 2010 operating results include a goodwill impairment of $8.3 million.

For the full year, Anders revenue decreased 4.4% to $62.5 million due to weakness in Anders transportation business. Anders reported operating profit of $7.7 million in 2011 versus an operating loss of $13.6 million in 2010. Anders 2011 results include the benefit of $9.7 million related to the OFT legal appeal and a partial offset by the $0.2 million restructuring charge. Anders 2010 results include a goodwill impairment charge of $8.3 million.

Business Outlook

For the first quarter ending March 31, 2012, the Company anticipates revenue increases in the range of 4% to 6% compared to the year-ago first quarter.

Beginning in the first quarter 2012, CDI will report on three operating segments: Global Engineering and Technology Solutions (GETS); Professional Services Staffing (PSS); and MRI. The Company will also report revenue based on its geographic regions: the Americas; and Europe, the Middle East and Africa (EMEA).

Conference Call

At 11:00 a.m. Eastern Time today, Paulett Eberhart, President and CEO, and Bob Larney, Executive Vice President and CFO, will host a conference call to discuss the 2011 fourth quarter and full year results and business outlook. The call can be accessed live, via the Internet, at www.cdicorp.com.

About CDI

CDI Corp. (NYSE: CDI) is an integrated, market-leading engineering and technology services firm providing differentiated, client-focused solutions in select global industries. CDI provides Global Engineering and Technology Solutions and Professional Services Staffing through its global business operations in the Americas and EMEA. The Company also provides staffing services through its franchised Management Recruiters International, Inc. (MRI) operating unit. Learn more at www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including, but not limited to, statements about our strategies for growth and future financial results (such as revenues and cost savings), are forward-looking statements. Some of the forward-looking statements can be identified by words like "anticipates," "believes," "expects," "may," "will," "could," "should," "intends," "plans," "estimates" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: weakness in general economic conditions and levels of capital spending by customers in the industries we serve; weakness in the financial and capital markets, which may result in the postponement or cancellation of our customers' capital projects or the inability of our customers to pay our fees; the inability to successfully implement our new strategic plan; the termination or non-renewal of a major customer contract or project; our ability to maintain or expand our existing bank credit facility on satisfactory terms; credit risks associated with our customers; competitive market pressures; the availability and cost of qualified personnel; our level of success in attracting, training and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations; the possibility of incurring liability for our activities, including the activities of our temporary employees; our performance on customer contracts; negative outcome of pending and future claims and litigation; and government policies, legislation or judicial decisions adverse to our businesses. More detailed information about these and other risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-Ks and Form 10-Qs. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Financial Tables Follow

CDI Corp. and Subsidiaries
Consolidated Earnings Release Tables
(Unaudited)
(in thousands, except per share data and percentages)

	For the three months ended			For the year ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011	2010

Revenue	$ 267,954	$ 248,012	$ 272,474	$ 1,059,803	$ 926,289

Cost of services	211,685	195,597	214,732	834,502	732,326

Gross profit	56,269	52,415	57,742	225,301	193,963

Operating and administrative expenses (a)	48,672	53,531	53,321	196,826	185,958

Goodwill impairment (b)	-	8,312	-	-	8,312

Restructuring and other related costs (c)	8,100	-	-	8,100	-

Operating (loss) profit	(503)	(9,428)	4,421	20,375	(307)

Other expense, net	(23)	(20)	(63)	(245)	(540)

Equity in losses from affiliated companies	-	(1,219)	-	-	(2,299)

(Loss) earnings before income taxes	(526)	(10,667)	4,358	20,130	(3,146)

Income tax expense	92	4,272	1,496	5,130	7,668

Net (loss) income	(618)	(14,939)	2,862	15,000	(10,814)

Less: Income (loss) attributable to the noncontrolling interest	39	(3)	48	167	44

Net (loss) income attributable to CDI	$ (657)	$ (14,936)	$ 2,814	$ 14,833	$ (10,858)

Diluted net (loss) earnings per common share	$ (0.03)	$ (0.78)	$ 0.15	$ 0.77	$ (0.57)

Diluted weighted-average shares	19,178	19,038	19,338	19,356	19,015

	December 31,	December 31,	September 30,
Selected Balance Sheet Data:	2011	2010	2011

Cash and cash equivalents	$ 26,644	$ 28,746	$ 18,203

Accounts receivable, net	$ 222,889	$ 222,999	$ 243,667

Current assets	$ 271,730	$ 270,011	$ 282,823

Total assets	$ 390,696	$ 398,511	$ 403,686

Current liabilities	$ 109,961	$ 124,088	$ 122,096

CDI shareholders' equity	$ 266,575	$ 258,582	$ 268,363

(Unaudited)
(in thousands, except per share data and percentages)

	For the three months ended			For the year ended
	December 31,		September 30,	December 31,
Selected Cash Flow Data:	2011	2010	2011	2011	2010

Net cash provided by (used in) operating activities	$ 30,419	$ 5,438	$ (1,715)	$ 28,002	$ (4,339)

Depreciation and amortization expense	$ 2,665	$ 2,695	$ 2,788	$ 11,008	$ 10,657

Capital expenditures	$ 712	$ 1,828	$ 1,418	$ 5,658	$ 5,890

Dividends paid	$ 2,493	$ 2,475	$ 2,492	$ 9,956	$ 9,900

	For the three months ended			For the year ended
	December 31,		September 30,	December 31,
Selected Earnings and Other Financial Data:	2011	2010	2011	2011	2010

Revenue	$ 267,954	$ 248,012	$ 272,474	$ 1,059,803	$ 926,289

Gross profit	$ 56,269	$ 52,415	$ 57,742	$ 225,301	$ 193,963

Gross profit margin	21.0%	21.1%	21.2%	21.3%	20.9%

Operating and administrative expenses as a percentage of revenue	18.2%	21.6%	19.6%	18.6%	20.0%

Operating (loss) profit margin	(0.2)%	(3.8)%	1.6%	1.9%	(0.0)%

Effective income tax rate	(17.5)%	(40.1)%	34.3%	25.5%	(243.7)%

	For the twelve months ended
	December 31,		September 30,
	2011	2010	2011

After-tax return on CDI shareholders’ equity (d)	5.6%	(4.1)%	0.2%

Pre-tax return on net assets (e)	8.7%	(1.5)%	3.9%

(Unaudited)
(in thousands, except per share data and percentages)

	For the three months ended			For the year ended
	December 31,		September 30,	December 31,
Selected Segment Data:	2011	2010	2011	2011	2010

Engineering Solutions (ES)
Revenue	$ 152,455	$ 129,580	$ 152,203	$ 582,556	$ 483,731
Gross profit	$ 30,781	$ 27,028	$ 31,244	$ 122,405	$ 95,920
Gross profit margin	20.2%	20.9%	20.5%	21.0%	19.8%

Operating profit (c) (f) (g)	$ 1,399	$ 192	$ 5,849	$ 14,807	$ 8,710
Operating profit margin	0.9%	0.1%	3.8%	2.5%	1.8%

IT Solutions (ITS)
Revenue	$ 80,604	$ 89,643	$ 85,387	$ 346,162	$ 315,849
Gross profit	$ 13,360	$ 14,478	$ 14,269	$ 56,121	$ 53,414
Gross profit margin	16.6%	16.2%	16.7%	16.2%	16.9%

Operating profit (c)	$ 2,450	$ 3,483	$ 4,192	$ 13,622	$ 12,066
Operating profit margin	3.0%	3.9%	4.9%	3.9%	3.8%

Management Recruiters International (MRI)
Revenue	$ 17,790	$ 15,782	$ 17,706	$ 68,595	$ 61,316
Gross profit	$ 8,607	$ 8,319	$ 8,281	$ 32,923	$ 32,375
Gross profit margin	48.4%	52.7%	46.8%	48.0%	52.8%

Operating profit (c)	$ 2,460	$ 977	$ 2,290	$ 8,551	$ 6,088
Operating profit margin	13.8%	6.2%	12.9%	12.5%	9.9%

AndersElite (Anders)
Revenue	$ 17,105	$ 13,007	$ 17,178	$ 62,490	$ 65,393
Gross profit	$ 3,521	$ 2,590	$ 3,948	$ 13,852	$ 12,254
Gross profit margin	20.6%	19.9%	23.0%	22.2%	18.7%

Operating (loss) profit (a) (b) (c)	$ (316)	$ (10,684)	$ (354)	$ 7,749	$ (13,616)
Operating (loss) profit margin	(1.8)%	(82.1)%	(2.1)%	12.4%	(20.8)%

	For the three months ended			For the year ended
	December 31,		September 30,	December 31,
Engineering Solutions Revenue by Vertical:	2011	2010	2011	2011	2010

CDI Process and Industrial	$ 107,396	$ 86,435	$ 104,758	$ 396,908	$ 328,633
CDI Government Services	21,407	18,123	19,467	78,249	78,018
CDI Aerospace	14,007	12,064	14,500	57,586	48,577
CDI Infrastructure (g)	9,645	12,958	13,478	49,813	28,503

Total Engineering Solutions Revenue	$ 152,455	$ 129,580	$ 152,203	$ 582,556	$ 483,731

(a) In the second quarter of 2011, the Company’s Anders segment recorded a $9.7 million benefit as a result of the settlement of a fine imposed by the OFT on the Company in 2009.

(b) In the fourth quarter of 2010, the Company's Anders segment recorded an $8.3 million goodwill impairment charge.

(c) In the fourth quarter of 2011, the Company recorded an $8.1 million restructuring charge on a consolidated basis which was comprised as follows by segment: ES - $5.8 million, ITS - $1.3 million , Anders -  $0.2 million, MRI - $0.5 million, and Corporate - $0.3 million.

(d) After-tax return on CDI Shareholders’ equity is calculated as Net income (loss) attributable to CDI divided by the average of the beginning and ending period balances of CDI shareholders’ equity.

(e) Pre-tax return on net assets is calculated as (Loss) earnings before income taxes divided by the average of the beginning and ending period net assets. Net assets include total assets minus total liabilities excluding cash and cash equivalents and income tax accounts.

(f) The Company's ES segment includes $0, $1,219, $0, $0 and $2,299 of equity in losses associated with non-consolidated joint ventures for the three months ended December 31, 2011 and 2010, three months ended September 30, 2011 and year ended December 31, 2011 and 2010, respectively.

(g) During the second quarter of 2010, the Company's ES segment began reporting a new vertical, CDI Infrastructure, which includes the results of the L. Robert Kimball & Associates, Inc. business purchased on June 28, 2010.

CONTACT: Vincent Webb, Vice President, Investor Relations, +1-215-636-1240, Vince.Webb@cdicorp.com